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                                                                    EXHIBIT 99.1


                                      CAREY
                                   DIVERSIFIED




Company Contact:                                      Agency Contact:
Matthew B. Walley                                     Guy B. Lawrence
(212) 492-8992                                        (212) 308-3333
FAX: 333-2631                                         FAX: 207-8096

FOR IMMEDIATE RELEASE

                CAREY DIVERSIFIED ESTABLISHES $150 MILLION CREDIT
                       FACILITY WITH CHASE MANHATTAN BANK

NEW YORK, NY - March 26, 1998 - Carey Diversified LLC (NYSE:CDC), an entity managed by W.P. Carey & Co., Inc., announced that it has closed on a $150 million unsecured revolving credit facility. The LIBOR-based facility has been syndicated to a group of banks led by The Chase Manhattan Bank. The credit facility will be used primarily to retire existing higher priced debt and to fund Carey Diversified's ongoing acquisitions.

Commenting on the facility, Gordon F. DuGan, President of Carey Diversified, noted, "The facility will provide Carey Diversified with ready access to short term capital for funding our aggressive acquisition program and will allow us to pay down higher rate debt."

John J. Park, Chief Financial Officer of Carey Diversified, added, "We have used $60 million of the facility to pay down existing debt with an average interest rate of 9%."

Carey Diversified is a market leader in the ownership and net-leasing of corporate properties. Carey Diversified's portfolio consists of 198 properties in 37 states, totaling more than 20 million square feet. Carey Diversified leases properties to manufacturing, technology, retailing and communications companies including Detroit Diesel, Gibson Greetings, Inc., Dr. Pepper Bottling Company of Texas, Wal-Mart, AT&T, The Gap and more than 70 others nationwide. Additional information about Carey Diversified LLC is available on the company's website at http://www.cdllc.com.

This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the company's actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the company, reference is made to the company's filings with the Securities and Exchange Commission.



Carey Diversified LLC
50 Rockefeller Plaza
New York, New York 10020
http://www.cdllc.com.